EXHIBIT 10.2

CONSIGNMENT AGREEMENT

THIS CONSIGNMENT AGREEMENT (“Agreement”) is made this September 28, 2015 by and between Consignor: Rhino Workwear USA, Ltd., with a business address at 123 W. Nye Lane, Suite 129, Carson City, Nevada, 89076, (hereinafter referred to as “RWUS”) and Consignee: USH DISTRIBUTION, Corp., a Nevada corporation with a business address at 5930 Royal Lane, Suite E211, Dallas, Texas, 75230 and with offices/warehouse at 720 Aviator Drive, Ft. Worth, Texas 76179 (hereinafter referred to as “USH”), RWUS and USH may be referred to as “Party or “Parties,” as applicable.

PREAMBLE

WHEREAS, RWUS is in the business of designing, manufacturing, marketing and distributing workwear apparel and other accessories for the workwear industry (hereinafter “Products”);

WHEREAS, USH possesses sufficient technical and commercial knowledge in the advertising, promotion, distribution and sale of Products;

WHEREAS, RWUS would like to arrange for the sales and distribution of Products in the United States of America, including its possessions and territories (hereinafter “Territory”);

WHEREAS, USH is interested in selling Products in Territory;

NOW, THEREFORE, FOR AND IN consideration of the mutual covenants and agreement set forth herein, and other good and valuable consideration, the receipt and sufficiently of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Delivery of Products

1.1 Products shall be delivered by RWUS to USH to be stored by USH pending sale of the PRODUCTS by USH.

1.2 RWUS shall supply to USH such quantity of Products, in RWUS’s reasonable discretion, necessary to adequately service the Territory. Models and versions of PRODUCTS are to be defined by RWUS.

1.3 USH shall pay all freight and shipping charges from the RWUS factories wherever located, including but not limited to Dhaka, Bangladesh, to USH’s warehouse(s) in the United States, as well as all charges related to clearing shipments through US Customs. USH shall also pay all delivery charges and associated costs to deliver the product to the purchaser.

1.4 USH shall be responsible for any loss of or damage to Products commencing from the time the Products are loaded in the shipping container at the factory. USH shall supply to RWUS proof of insurance, at USH’s expense, naming RWUS as beneficiary/payee on such policies, covering the Products, from the time the Products are loaded in such shipping container until the Products are sold, shipped and delivered to USH’s customers. USH shall provide proof of such insurance to RWUS.

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1.5 RWUS shall provide Products to USH on consignment; i.e. meaning payment for such products shall be made to RWUS only when USH has sold any particular Product.

ARTICLE II

Sale of Products, Monthly Statements and Payment to RWUS

2.1 USH shall devote its best commercial efforts to sell RWUS’s Products throughout the Territory. USH shall have the exclusive right to sell the products in the Territory for eighteen (18) months from the date of this Agreement. RWUS retains the right to retail the product in any areas it deems and at its discretion, may limit USH from selling in those areas.

2.2 USH is responsible for payment to RWUS for all Products sold.

2.3 USH shall furnish RWUS with bi-monthly statements on the 1st and 15th of each month indicating a detailed list of all sales transactions during the preceding weeks, and the status of current inventory on the last day of the preceding month (with sufficient detail to show sales by item, including the date of sale, the sales price and customer name) along with a detailed accounting of all receivables for all sales.

2.4 With the bi-monthly statement detailed above, USH shall remit payment to RWUS for Products which have been paid for by customers during the previous weeks. The payment to RWUS shall be the amount referenced on the invoices to USH from RWUS for the particular PRODUCTS sold. Payment shall be remitted via swift transfer to wire instructions attached as Exhibit A.

2.5 Failure to pay a single installment renders all debts immediately payable, even if their due date has not yet occurred. Interest on arrears applies as of right at the highest rate permitted by law per month of delay, up until complete payment of all amounts due. In the event of any legal action by RWUS to recover any debt, USH shall pay the costs, reasonable attorneys’ fees or other expenses incurred by RWUS.

2.6. USH agrees to sell the Products as per the RWUS approved Products price list. USH agrees to execute a marketing program throughout the Territory for the Products as per the RWUS approved marketing program and marketing budget to be agreed upon in writing as per a marketing agreement to be finalized between the Parties within 90 days of the date of this Agreement.

2.7 Any return of Products, for any reason whatsoever, must be contained in the original packaging, and must be ratified by explicit prior written agreement by RWUS. A packing list and a document specifying the reason for returning the Product(s) must be attached. The delivery costs shall be payable by USH, subject to special terms explicitly approved in writing by RWUS.

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2.8 RWUS reserves the right to modify its prices at any time upon thirty (30) days written notice to USH. In turn, USH has the right to modify the sales price to the dealer.

2.9 Any special delivery, pricing or payment terms that RWUS may grant to USH on an occasional basis shall not commit RWUS on any other occasion.

2.10 Upon receipt of the Products, USH shall verify that the number of packages received corresponds to the number indicated on the carrier’s document, that the original seals have not been damaged, that there has been no visible tampering, and that the packages have not suffered any apparent damage. If one or more of these points cannot be confirmed, precise descriptions must be entered on the accompanying delivery documents. A copy of this document must be sent to RWUS within 48 hours (by email, fax or registered letter with acknowledgement of receipt).

2.11 USH shall be responsible for all stock discrepancies occurring after receipt, verification and inventory of Products. An inventory of all products in the possession of USH shall be submitted to RWUS on the 1st day of each month.

2.12 USH shall sell products on a “First-In-First-Out” basis.

2.13 RWUS shall have the right to conduct audits of inventory of Products at any time with or without notice to USH.

2.14 USH shall provide all customers a copy of any applicable RWUS warranty, and shall instruct all customers to register the warranty with RWUS within ten (10) days of the sale of the PRODUCT. USH shall not enlarge, extend or modify any term of RWUS warranty in any way.

2.15 USH shall not change, alter or otherwise modify any Products in any way.

ARTICLE III

Insurance and Indemnity

3.1 RWUS shall at its own cost and expense, procure and maintain comprehensive general liability insurance, specifically including but not limited to products liability insurance coverage, through solvent and reputable carriers, and shall name USH as a vendor under such policy.

3.2 As detailed above, USH shall maintain insurance coverage for inventory and transportation from the factory to delivery to customer in the Territory, naming RWUS as the payee / beneficiary on such policies. In the event USH does not provide proof of insurance or maintain, in RWUS’S sole and reasonable discretion, adequate levels of insurance, RWUS shall procure any necessary insurance, at USH’s cost. At RWUS’s option, such cost may be offset against any sums due and owing from RWUS to USH.

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3.3 USH agrees to indemnify and hold harmless RWUS from and against any claims brought upon RWUS due to any negligent conduct of USH for any matter, cause or thing related to or otherwise arising out of this Agreement or the business relationship between USH and RWUS.

ARTICLE IV

Title to Products and

Storage of Products

4.1 All Products shall remain the property of RWUS until sold by USH in the regular course of USH’s business.

4.2 Title to and ownership of the Products shall not pass to USH at any time.

4.3 USH shall be responsible to warehouse and otherwise store all Products. All Products shall be warehoused at the following location, unless RWUS consents in writing to an alternative location: 720 Aviator Drive, Ft. Worth, TX 76179.

4.4 USH shall not mortgage, promise, pledge or otherwise encumber any Product to secure any debt whatsoever.

4.5 USH shall keep Products separate and segregated from other products which USH may keep in its warehouse.

4.6 USH shall not move Products from it warehouse to another storage facility without RWUS’s knowledge and consent.

4.7 USH shall prominently identify Products as property of RWUS.

4.8 RWUS shall have the right to file any appropriate UCC statements. USH shall properly register to do business in the State of Texas.

ARTICLE V

Confidentiality and Non-Disclosure

5.1 Neither Party shall disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the Term of this Agreement, any secret or confidential information of the other Party or any of the other Party’s affiliates or subsidiaries (hereinafter “Confidential Information”), of which either Party was informed before and during the Term of this Agreement.

5.2 Upon termination or expiration of this AGREEMENT, or at the RWUS’s request, USH shall promptly deliver to RWUS all materials, including but not limited to notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation, product samples or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of RWUS or concerning any of its dealings or affairs domestically and internationally.

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5.3 All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of USH shall be and remain the sole and exclusive property of RWUS. Nothing in this Agreement is intended to grant any rights to USH under any patent, trademark, copyright or trade secret of RWUS , nor shall this Agreement grant USH any rights in or to Confidential Information, and related documents, software or other tools made available to USH by RWUS.

5.4 The terms of this Paragraph 5 shall survive the termination or expiration of this Agreement.

ARTICLE VI

No Assignment or Transfer

6.1 This Agreement cannot be assigned or transferred by USH without the prior written consent of RWUS. If, and only if, RWUS consents in writing to the assignment of transfer, such assignment and transfer is contingent upon the assignee or transferee duly accepting in writing the provisions of this Agreement and assuming, in all respects, USH’s duties relative to rights to be assigned.

ARTICLE VII

Applicable law and Resolution of Disputes

7.1 Any and all claims or disputes of whatever nature arising out of or otherwise relating to this Agreement shall be governed and construed in accordance with the laws of the State of Nevada. The Parties expressly acknowledge and irrevocably agree that an Arbitrator in State of Nevada shall have exclusive jurisdiction over any such claim or dispute, and that such claim or dispute shall be resolved by binding arbitration in State of Nevada, to the exclusion of the jurisdiction of the courts, arbitrators or other decision-making body of any other place.

ARTICLE VIII

Termination

8.1 The Agreement may be terminated, at any time, by mutual agreement in writing by RWUS and USH.

8.2 The Agreement shall expire and terminate eighteen (18) months from the effective date of this Agreement. Ninety (90) days prior to the expiration of the Term of this Agreement, Parties shall make good faith efforts to discuss extension of the Term of this Agreement.

8.3 RWUS may terminate this Agreement by written notice to USH if USH breaches any of the terms of this Agreement and has not remedied such breach within thirty (30) days of receiving notice of such breach by RWUS.

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8.4 RWUS may immediately terminate this Agreement in the following circumstances:

a) Any change, transfer or attempted transfer by USH or USH Affiliates, voluntarily or by operation of law, of the whole or any part of this Agreement, other than to an affiliate of USH as part of a corporate reorganization or restructuring, or any change in control outside the ordinary course of business without prior written consent of RWUS;

b) Knowingly submitting to RWUS any intentional fraudulent statement, application, report, request for issuance of reimbursement, compensation, refund or credit;

c) Knowing use by USH of any deceptive or fraudulent practice, whether willful, or intentional, in the sale of any Product;

d) Any indictment for any crime or violation of any law by USH which will have an adverse effect on the reputation of USH, USH’s operations or RWUS; or any conviction in any court of original jurisdiction of USH for any crime or violation of any law which will adversely and materially affect the conduct of USH operations or will be materially harmful to the goodwill or reputation of RWUS, Products or the RWUS Trademarks;

e) USH’s entering into any agreement, combination, understanding, conspiracy or contract, oral or written, with any other party with the known purpose of fixing prices of Products;

g) USH’s abandonment of all of its business operations or failure to maintain a going business;

h) Insolvency by any definition of USH; or the commission of any act of bankruptcy; or the existence of facts or circumstances which would require the voluntary commencement by USH or the involuntary commencement against USH of any proceedings under any bankruptcy act or law or under any state insolvency law; or the filing of a petition by or against USH under any bankruptcy or insolvency law; or the appointment of a receiver or other officer having similar powers for USH or USH operations; or any levy under attachment, garnishment or execution or similar process which is not, within ten (10) days, vacated or removed by payment or bonding.

ARTICLE XIX

Obligations of Parties upon

Termination or Expiration of Agreement

9.1 The acceptance by RWUS of orders from USH, the shipment by RWUS to USH of any PRODUCTS, the tender of orders to RWUS by USH or the continued sale of Products by USH, or any other act or course of dealing of RWUS or USH after termination or expiration of the Agreement shall not be construed as or deemed to be a renewal of the Agreement for any further term or a waiver of such termination by or against either Party. Any dealings after termination or expiration shall be on a case-by-case or day-to-day basis. In all cases, USH and RWUS each agree to conduct itself and its operations until the effective date of termination or expiration, and after termination or expiration of the Agreement, so as not to injure the reputation or goodwill of each other.

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9.2 Upon the mailing of a written notice of termination or after date of the expiration of the Agreement without renewal, RWUS shall fulfill all pending requests of USH for Products that are under contract to a customer, if previously accepted by RWUS unless the Parties agree otherwise.

9.3 In addition to any other requirements set forth in the Agreement, within a reasonable time following the termination or expiration of the Agreement, USH shall, at its sole expense, discontinue any and all uses of the RWUS Trademarks and all words, symbols and marks which may be confusingly similar thereto, remove all signs bearing RWUS Trademarks and destroy all stationery, advertising and solicitation materials, and all other printed matter bearing RWUS Trademarks or referring directly or indirectly to RWUS or the Products.

9.4 USH shall provide to RWUS, within five (5) business days of termination of this Agreement, a detailed accounting of all Products in USH’S possession, custody or control. In addition, USH shall provide to RWUS, within five (5) business days of termination of this Agreement, a detailed accounting of unsold Product in USH’s warehouse and all sums due or other receivables for all Products sold by USH to any entity.

9.5 Upon termination of this Agreement, USH shall continue to maintain, store and safeguard all Products in USH’S warehouse for thirty (30) days and will not make any claims on or to such Products, including but not limited to any claims to offset any amounts allegedly due from RWUS to USH. USH will allow RWUS free access, upon reasonable (i.e. at least two (2) business days) notice, to retrieve all Products from USH’S warehouse. As a consignee, USH may be entitled to a reasonable fee for storing PRODUCTS post termination, such fee not to exceed the actual rental fees for the warehouse.

9.6 Termination of this agreement does not relieve USH of its obligation to pay to RWUS all sums due and owing for any Products. USH shall be responsible at its costs to send back all inventory not sold, to a destination to be determined by RWUS.

ARTICLE X

Miscellaneous

10.1 Limitation of liability. IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2 Entire agreement. This Agreement and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

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10.3 Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

IF TO RWUS:

Rhino Workwear USA, Ltd.

123 W. Nye Lane, Suite 129

Carson City, NV, 89706

IF TO USH:

USH Distribution, Corp.

5930 Royal Lane, Suite E211

Dallas, Texas, 75230

RWUS and USH may substitute contact information from time to time upon written notice to the other Party.

10.4 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts via facsimile or otherwise, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

10.5 Binding effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.6 Severability. The Parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

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10.7 Waiver of breach. The waiver by either Party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

10.8 Amendment and Execution. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of RWUS and USH by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

10.9 Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

10.11 Descriptive headings. The headings contained in this Agreement, in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

10.12 Force majeure. Neither Party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either Party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

10.13 Construction: This Agreement shall not be construed in favor of or against any Party hereto but shall be construed as if all parties prepared this Agreement. Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company, or corporation, all as the context and meaning of this Agreement may require.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

Rhino Workwear USA, Ltd.		USH Distribution, Corp.

By:	/s/ M. Kahn	By:	/s/ Josh Whitaker
Name:	M. Kahn	Name:	Josh Whitaker
Title:	President	Title:	President

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